Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1700 Lincoln Street Denver, Colorado 80203 (303) 863-7414	84-1611629
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Address of principal executive offices)

SAVINGS EQUALIZATION PLAN OF NEWMONT

(Full title of plan)

Sharon E. Thomas Newmont Mining Corporation 1700 Lincoln Street Denver, Colorado 80203	(303) 863-7414
(Telephone number, including area code, of agent for service)
(Name and address of agent for service)

Copies to:

Lyneth A. Rhoten, Esq.

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

(402) 346-6000

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations[1]	$15,000,000	100%	$15,000,000[2]	$461

[1]

The Deferred Compensation Obligations are unsecured obligations of Newmont Mining Corporation to pay deferred compensation in the future in accordance with the terms of the Savings Equalization Plan of Newmont (the “Plan”).

[2]	Calculated solely for determining the registration fee.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 424 under the Securities Act, and the Note to Part I of Form S-8.

Item 2.	Registration Information and Employee Plan Annual Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 424 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Newmont Mining Corporation (the “Corporation” or “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission by the Corporation pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) the Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2005, as amended;

(b) the Corporation’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006; June 30, 2006; and March 31, 2006;

(c) the Corporation’s Current Reports on Form 8-K filed on February 13, 2006, February 27, 2006, March 1, 2006 (Items 1.01, 9.01), March 23, 2006, March 24, 2006, April 10, 2006, April 20, 2006, May 2, 2006, May 4, 2006, June 22, 2006, July 26, 2006, July 27, 2006, August 2, 2006, August 11, 2006, August 17, 2006, September 1, 2006, November 1, 2006, November 2, 2006, November 6, 2006, and December 18, 2006, information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K is not incorporated by reference herein;

(d) the description of the common stock of the Corporation (“Common Stock”) contained in the Corporation’s Registration Statement on Form 8-A for such Common Stock filed on February 15, 2002, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(e) all other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K, as amended, referred to in (a) above.

All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the Savings Equalization Plan of Newmont (the “Plan”), Newmont USA Limited (“Newmont USA”), a wholly-owned subsidiary of Newmont Mining Corporation (the “Registrant”) will provide eligible employees of Newmont USA and its affiliates the opportunity to defer a specified amount of their compensation. The obligations of Newmont USA under such agreements (the “Obligations”) will be unsecured general obligations of Newmont USA to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of Newmont USA from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the terms of the Plan based on elections by each Participant. Each Obligation will be payable on the retirement, death, disability or other termination from employment with Newmont USA in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment funds individually chosen by each Participant from a list of investment funds available pursuant to the Retirement Savings Plan of Newmont (“Investment Funds”), which includes a fund intended to provide an investment return commensurate with the performance of the Common Stock of the Registrant. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Investment Fund, including any appreciation or depreciation. The Obligations will be denominated and payable in cash lump sum payment.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, encumbered or anticipated except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of Newmont USA or through operation of a mandatory or optional sinking fund or analogous provision. However, Newmont USA reserves the right to amend or terminate the Plan at any time, except that no such amendment shall reduce any benefit that has accrued on the effective date of the amendment.

The Obligations are not convertible into another security of Newmont USA or the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Newmont USA or the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Article Tenth of the Corporation’s Certificate of Incorporation provides that the directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

Section 145 of the Delaware General Corporation Law authorizes and empowers the Corporation to indemnify the directors, officers, employees and agents of the Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

The By-Laws of the Corporation provide that each person who at any time is or shall have been a director or officer of the Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation, and his heirs, executors and administrators, shall be indemnified by the Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of Article VI of the By-Laws of the Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Corporation and the director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description of Documents
4.1	Certificate of Incorporation. Incorporated by reference to Appendix F to the Corporation’s Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2002.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Corporation. Incorporated herein by reference to Exhibit 3.4 to the Issuer’s Registration Statement on Form 8-A relating to the registration of its Common Stock, filed with the Commission on February 15, 2002.

4.3	By-Laws of the Corporation, as Amended and Restated effective January 1, 2007. Incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K related to permitting the use of electronic means to provide notice to stockholders and permitting stockholders to waive any notice by electronic means; permitting the use of electronic means to notify directors of upcoming meetings, filed December 18, 2006.

4.4	The Savings Equalization Plan of Newmont.

5	Opinion of Kutak Rock LLP, counsel to the Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Kutak Rock LLP (included in Exhibit 5 to this Registration Statement).

24	Power of Attorney of certain officers and directors.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(b) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(d) that for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions described in Item 6 or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of February, 2007.

NEWMONT MINING CORPORATION

By:	/s/ Sharon E. Thomas
Sharon E. Thomas
Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the 21st day of February, 2007.

Signature	Title

* Glen A. Barton	Director

* Vincent A. Calarco	Director

* Noreen Doyle	Director

* Veronica M. Hagen	Director

* Michael S. Hamson	Director

* Pierre Lassonde	Director

* Robert J. Miller	Director

* Wayne W. Murdy	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Robin A. Plumbridge	Director

* John B. Prescott	Director

* Donald C. Roth	Director

* Seymour Schulich	Director

* James V. Taranik	Director

* Richard T. O’Brien	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Russell D. Ball	Vice President and Controller (Principal Accounting Officer)

*By:	/s/ Sharon E. Thomas
Vice President and Secretary as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1	Certificate of Incorporation. Incorporated by reference to Appendix F to the Corporation’s Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2002.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Corporation. Incorporated herein by reference to Exhibit 3.4 to the Issuer’s Registration Statement on Form 8-A relating to the registration of its Common Stock, filed with the Commission on February 15, 2002.

4.3	By-Laws of the Corporation, as Amended and Restated effective January 1, 2007. Incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K related to permitting the use of electronic means to provide notice to stockholders and permitting stockholders to waive any notice by electronic means; permitting the use of electronic means to notify directors of upcoming meetings, filed December 18, 2006.

4.4	The Savings Equalization Plan of Newmont.

5	Opinion of Kutak Rock LLP, counsel to the Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Kutak Rock LLP (included in Exhibit 5 to this Registration Statement).

24	Power of Attorney of certain officers and directors.